Exhibit 1.02

CryoLife, Inc.

Conflict Minerals Report

For the reporting period January 1, 2014 to December 31, 2014

This Conflict Minerals Report (the “Report”) of CryoLife, Inc. (the “Company”) has been prepared pursuant to Rule 13p-1 and Form SD (the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2014 to December 31, 2014.

The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products, and the minerals specified in the Rule are necessary to the functionality or production of those products. The specified minerals, which we collectively refer to in this Report as the “Conflict Minerals,” are gold, columbite-tantalite (coltan), cassiterite, and wolframite (including their derivatives, which are limited to tantalum, tin, and tungsten). The “Covered Countries,” for purposes of the Rule and this Report, are the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia, and Angola.

Company Products Covered by This Report

This Report relates to the Company’s Cardiogenesis SolarGen 2100 Holmium Laser Console (“Console”), which was contracted to be manufactured by the Company; for which the manufacture was completed during the reporting period; but for which the Company was unable to determine that its components did not contain Conflict Minerals that originated from the Covered Countries or from recycled or scrap sources. The Console is a Class III PMA cardiovascular therapeutic device that uses the solid state technology of the Holmium: YAG laser system to provide a stable and reliable energy platform that is designed to deliver precise energy output for the desired tissue effect. The Console is compatible with the Company’s SoloGrip III, PEARL 5.0, and PEARL 8.0 handpieces and implements an advanced electronic and cooling system technology to greatly reduce the size and weight of the unit, while providing 115V power capability. The Console was approved by the FDA in 2004 and received a CE Mark in 2005. The Console is manufactured by the Company’s supplier according to Company-provided specifications and contains over 800 components purchased from over 200 of the supplier’s upstream suppliers. Some of those components may contain Conflict Minerals, but, as set forth in further detail below, the Company has been unable to conclusively determine whether that is the case or whether any such Conflict Minerals that might be included in the Console originated in the Covered Countries.

Reasonable Country of Origin Inquiry

Due to the large number of suppliers upstream of the Console supplier, as well as the relatively small percentage of the Console supplier’s business that the Company’s business represents, the Company was unable to obtain complete information regarding the Console’s components and the supplier’s upstream supply chain with respect to those components. As a result, the Company was unable to determine whether the Console’s components contain Conflict Minerals. Accordingly, with respect to the Console, the Company undertook the due diligence process described below.

The Company’s Due Diligence Process

Overview

Having concluded that the Console may contain Conflict Minerals and that any such Conflict Minerals may have originated in the Covered Countries, the Company exercised reasonable due diligence with respect to the source and chain of custody of the Conflict Minerals that might be contained in the Console. The Company’s due diligence measures have been designed to conform, to the extent applicable and feasible, to the framework set forth in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chain of Minerals from Conflict-Affected and High Risk Areas: Second Edition, including the related supplements on gold, tin, tantalum, and tungsten (the “Guidance”).

The Company’s supply chain with respect to the Console is complex, and the Company understands that there are many third parties in the supply chain between the ultimate manufacture of the Console by the Company’s supplier and the original sources of Conflict Minerals. In this regard, the Company does not purchase Conflict Minerals directly from mines, smelters, or refiners. It must therefore rely on its suppliers and their upstream suppliers to provide information regarding the origin of any Conflict Minerals that are included in the Console, including information regarding the applicable smelters and refiners.

The Company’s objective in developing and following its due diligence process was to determine which, if any, components of the Console contains Conflict Minerals, the origin and chain of custody of any such Conflict Minerals, and whether such Conflict Minerals financed or benefitted armed groups in the Covered Countries.

Company Management Systems

As part of its due diligence efforts, the Company maintained its policy relating to Conflict Minerals (the “Policy”), which incorporates the standards set forth in the Guidance. The Policy has been reviewed and approved by the Company’s senior management and presented to the Audit Committee of the Company’s Board of Directors (the “Audit Committee”). In addition, the Company’s Purchasing, Regulatory Affairs and Quality Assurance (“RAQA”), Research and Development (“R&D”), and Legal departments have been directed by management to communicate the Policy to all Company employees who may have responsibilities for applying, enforcing, or communicating it internally or to outside parties. In summary, the Policy provides for the following:

•	The Company’s support for greater transparency in the Conflict Mineral supply chain

•	The Company’s expectation that its suppliers will adopt policies that (i) facilitate the Company’s due diligence efforts to comply with the Conflict Minerals rules and (ii) ensure that, to the extent feasible, Conflict Minerals do not directly or indirectly finance or benefit armed groups in the Covered Countries

•	Detailed expectations of suppliers with respect to their sourcing practices and Conflict Minerals

•	The Company’s intention to evaluate suppliers’ compliance with the Policy and to take such actions as the Company determines necessary to ensure compliance

The Policy is maintained on the Company’s Internet website and has been distributed to current suppliers, and will be distributed to future suppliers, of materials that do or could in the future contain Conflict Minerals.

In addition to maintaining the Policy, the Company undertakes a number of measures as part of its Conflict Minerals due diligence process:

•	Supply Agreements. The Company issues to suppliers of materials that currently contain, or reasonably could in the future contain, Conflict Minerals a form of supply agreement amendment and related communications regarding the Company’s position with respect to Conflict Minerals. The amendment obligates the supplier to disclose to the Company whether any of the materials it supplies to the Company contain Conflict Minerals; if any materials do contain Conflict Minerals, to certify that such Conflict Minerals do not directly or indirectly finance or benefit armed groups in the Covered Countries; to provide the Company access to the supplier’s books and records to verify compliance with the agreement; and to certify the supplier’s compliance with the agreement upon the Company’s request. In addition to amending existing supply agreements to include the Conflict Minerals provisions, the Company will attempt to negotiate this or similar language into any new supply agreement with suppliers of materials that do or reasonably could in the future contain Conflict Minerals.

•	Engagement with Suppliers. The Company’s Purchasing, RAQA, and R&D departments include Conflict Minerals among the topics that are to be covered by the Company in supplier relationship development and management discussions with current and prospective suppliers of materials that could contain Conflict Minerals. Potential new suppliers will be provided a copy of the Policy, briefed on the Company’s expectations regarding Conflict Minerals, and questioned about their upstream supply chain to determine whether they source materials containing Conflict Minerals and if so, the origin of such Conflict Minerals. The Company requires that existing suppliers of materials that may contain Conflict Minerals provide information regarding their sourcing of Conflict Minerals at least annually to allow the Company to evaluate the Supplier’s compliance with the Company’s Policy and the terms of any applicable supply agreement, as well as to enable the Company to satisfy its reporting/compliance obligations.

The Company endeavors to establish long-term relationships with its suppliers of materials that contain Conflict Minerals in order to exert appropriate influence over them regarding their sourcing of Conflict Minerals. In parallel, the Company attempts to develop multiple potential supply sources for its materials and products that contain Conflict Minerals, because (i) the prospect of losing Company business may provide more effective leverage with certain suppliers to adopt responsible Conflict Minerals sourcing practices, and (ii) the Company may need to change suppliers if the incumbent supplier is not willing to modify its Conflict Minerals sourcing and/or due diligence processes.

•	Records Retention. The Company’s records related to Conflict Minerals, including policies, supplier agreements, and supplier correspondence will be retained for a minimum of five years, which is consistent with existing Company policies regarding document retention.

•	Risk-Awareness. In order to solicit input from interested parties regarding issues associated with the Company’s use of Conflict Minerals, the Policy invites employees, suppliers, and any other interested parties to contact the Company’s Legal department to raise any concerns, ask questions, or request further information about the Policy or the Company’s use of Conflict Minerals.

The Company’s approach with suppliers has been endorsed by its senior management, which has directed the Company’s Purchasing, RAQA, R&D, and Legal departments to implement and continue to monitor it. The Company’s management reviews with the Audit Committee its approach to Conflict Minerals, and Conflict Minerals Policy compliance has been included as a component in the Company’s annual enterprise risk assessment and evaluation process.

The Company has continued to engage directly with the senior management of its Console supplier on a number of occasions to determine which, if any, of the Console’s components contain Conflict Minerals and to obtain information about the upstream supply of those components, the origin of any Conflict Minerals, and whether they financed or benefitted armed groups in the Covered Countries. A number of conversations took place between the Company’s Legal and Purchasing departments and the supplier’s senior management, and included input from the Company’s Purchasing and Legal leadership. The supplier was acquired in 2014 by a public company, and the Company understands from the supplier that that the supplier’s parent company is engaged in an ongoing, detailed due diligence process with respect to the supplier’s operations and products in order to obtain information about the upstream supply of components and, ultimately, the origin of any Conflict Minerals and whether they financed or benefitted armed groups in the Covered Countries. For the reporting period, however, the supplier was unable to determine which, if any, of the Console’s components contain Conflict Minerals and the origin of those minerals. The supplier also therefore declined to incorporate the Company’s form of Conflict Minerals language (or an acceptable variation thereof) into the supply agreement between Company and the supplier.

The Company has assessed and continues to assess the possibility of changing suppliers in the future if the supplier continues to be unable to provide the support necessary for the Company to adhere to its Conflict Minerals Policy and perform its Conflict Minerals due diligence. Any imminent change in supplier, however, could be prohibitively expensive, involve costly and time-consuming validations and regulatory filings, and include the uncertainties regarding quality, performance, and reliability inherent in any change of a critical supplier.

Based on information received from the supplier, the Company is optimistic that the supplier will, for the 2015 reporting period, have visibility to its upstream supply chain and the origin of any Conflict Minerals used in its products. The Company will continue to engage in dialog with the supplier during the remainder of 2015 to ensure that it is making progress in understanding and documenting its upstream supply chain and the origin of its Conflict Minerals. Should the supplier not demonstrate sufficient progress in this effort, the Company will reevaluate its relationship with the supplier.

Supply Chain Risks

As noted above, the Company has been unable to obtain sufficient information from the Console supplier to determine the scope and magnitude of possible risks regarding Conflict Minerals in the Consoles supplied to the Company. The Company will continue to engage in dialog with the Console supplier to determine the content of the Console’s components and the identity of the supplier’s upstream suppliers for any components containing Conflict Minerals, in an effort to determine the ultimate source of any Conflict Minerals. The Company will also, to the extent necessary, evaluate the due diligence of any identified smelters/refiners to be comfortable that the sourcing identified is accurate.

Response to Identified Risks

As noted above, during 2014, the Company determined that its Console may contain Conflict Minerals, and it engaged with its supplier to conduct due diligence on the origin of any such Conflict Minerals. Despite a lack of definitive information during 2014 and to date in 2015, the Company has, for the reasons noted above, continued to trade with its Console supplier and reasonably believes that the supplier will, as part of a publicly traded company, now be able to assess and understand its Conflict Minerals supply chain. Company senior management has been informed of these risks and supports the decision to continue to trade with the supplier pending further engagement with the supplier. As also noted above, the Company intends to continue to engage in dialog with the Console supplier to encourage completion of its Conflict Minerals assessment while, in parallel, exploring alternative sourcing options.

The following paragraphs describe how the Company intends to address any risks that are ultimately identified as a result of due diligence efforts with respect to Conflict Minerals in the Console’s upstream supply chain, as well as any similar risks with respect to future suppliers and/or products:

•	the Company will develop a response to the identified risks, which may include (i) continuing to trade with the supplier while risk assessment and mitigation efforts continue; (ii) temporarily suspending trading with the supplier while risk assessment and mitigation efforts continue; or (iii) discontinuing trading with the supplier permanently

•	the Company will engage with the supplier, as appropriate, throughout the risk mitigation process

•	the Company’s Purchasing and Legal (and RAQA and R&D, as applicable) functions will report the findings of the risk assessment and the proposed course of action to senior management for review and approval; periodic updates will be provided to senior management

Audits of Smelter and Refiner Due Diligence

Through its due diligence efforts, the Company will seek to confirm (through industry validation schemes, etc.) that any smelters or refiners in its supply chain have had their due diligence processes audited by independent third parties and that the results of such audits were satisfactory.

Annual Reporting

The Company will continue to report on its Conflict Minerals due diligence efforts annually, as required, as part of its annual Securities and Exchange Commission filing on Form SD. The Company’s reports will include information regarding its supply chain due diligence policy, the management structure responsible for its due diligence, steps taken to identify smelters and refiners in its supply chain and assess their due diligence practices, and steps taken to manage and mitigate risks. The Company will also publish the audit reports, if any, associated with its due diligence practices.

Due Diligence Conclusions and Next Steps

After exercising the due diligence described above, the Company was unable to determine the extent to which the Console contains Conflict Minerals and whether any Conflict Minerals that might be contained in the Console originated from the Covered Countries and/or directly or indirectly financed or benefitted armed groups in the Covered Countries. As noted above, the Company expects to take the following steps, among others, to improve its due diligence measures and to further mitigate the risk that necessary Conflict Minerals contained in the Company’s products finance or benefit armed groups in the Covered Countries:

•	continuing to engage with the Console supplier to obtain current, accurate, and complete information about its supply chain and any Conflict Minerals contained in the Consoles

•	encouraging the supplier to implement responsible sourcing practices and having it encourage its smelters and refiners to obtain a “conflict-free” designation from an independent, third-party auditor

•	reevaluating its relationship with the supplier if the supplier is unable to facilitate the Company’s risk mitigation efforts